COMPANY PRESS RELEASE

CALIFORNIA CULINARY ACADEMY INC. ANNOUNCES MAJORITY SHAREHOLDERS' INTENTION TO CHANGE BOARD OF DIRECTORS AND SELL THE ACADEMY

SAN FRANCISCO, Calif.-- May 26, 1999--California Culinary Academy Inc. (Nasdaq:COOK - news) announced that it has received a letter from three shareholders purporting to hold a majority of the Academy's shares indicating that they intend to act together to elect a new board of directors.

These shareholders have also expressed opposition to the proposed financing, which will be voted on by shareholders at the upcoming annual meeting.

The three shareholders, Theodore G. Crocker, William G. DeMar, and Thomas C. Green, have further indicated their desire that the Academy should seek opportunities for a business combination transaction and that they are speaking to potential acquirers. Crocker is the former chairman and chief executive of the Academy and DeMar is a former director. Green is an affiliate of Thomas Green Securities, which makes a market in the Academy's common stock.

The Academy's board of directors will give appropriate consideration to any business combination proposal that the Academy may receive and intends to meet with any potential acquirers who express appropriate interest. This is the second time, however, in the past 18 months that Crocker and DeMar have sought proposals to sell the Academy. There can be no assurance that the Academy will receive any offer with respect to a business combination transaction or that any offer the Academy may receive will be approved by the shareholder group and the current board of directors.

Management continues to support its current strategic plan and related financing. The current board of directors and management believe that the plan offers the best prospect for shareholder value. While the board and management will therefore make an appropriate evaluation of any business combination opportunities that may arise, they intend to pursue the plan and seek shareholder support for the financing. The board and management can give no assurance that they will remain with the Academy if the majority shareholders vote to change the Academy's current course.

The Academy had planned to hold its 1999 annual meeting of shareholders on June 11, 1999. The principal purposes of the meeting were to elect a new board of directors and to approve a proposed financing transaction involving the issuance of convertible debentures and warrants. The proceeds of the financing were to be used to fund the construction and development of a new campus in New Orleans. The meeting will be rescheduled, and a new date has not been announced. The shareholder group has requested a special meeting of shareholders to vote upon the matters that will be the subject of the annual meeting.

Currently operating out of its core campus in San Francisco and two College of Food campuses in Salinas, and San Diego, Calif., the California Culinary Academy is one of the largest culinary schools in the United States and an internationally-known leader and innovator in culinary arts education. The Academy offers two fully accredited professional programs as well as programs in continuing education, and vocational and consumer training. The Academy also provides contract training and consulting services for product development and operations in the public and private sectors. Information on the Academy can be found on the Internet at http://www.baychef.com.
----------------------

CONTACT: California Culinary Academy Inc., San Francisco
Chuck White, 415/292-8258
or
Richmont Consulting International, Los Angeles
Edda Brown or Bret Hughes, 323/658-8088




                                      -6-